Calculation of Filing Fee Table

Form S-1

(Form Type)

EnergieInvesting.com, Inc.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Selling Shareholders Common Stock	Rule 457(e)	492,000(3)	$0.50	$246,000.00	$92.70 per $1,000,000	$22.80
Total Offering Amounts					$246,000.00		$22.80
Total Fee Offsets							$0.00
Net Fee Due							$22.80

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457€ of the Securities Act.